Exhibit 99.1

Interval Leisure Group Announces Offering of $300 Million of Senior Notes by Interval Acquisition Corp.

Miami, March 27, 2015 – Interval Leisure Group, Inc. (“ILG”) (NASDAQ:IILG), a leading global provider of non-traditional lodging across a broad spectrum of the vacation industry, announced today that its wholly-owned subsidiary Interval Acquisition Corp. (the "Issuer"), intends to offer, in a private offering, $300 million of senior notes due 2023 (the "Notes"), which will be guaranteed on a senior, unsecured basis by ILG and certain of its other domestic subsidiaries.

The Issuer intends to use the net proceeds from this offering to repay indebtedness outstanding under its senior secured revolving credit facility.

The Notes and related guarantees will be offered only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), or, outside the United States, to persons other than “U.S. persons” in reliance on Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements.

ILG and the Issuer have agreed to file a registration statement with the Securities and Exchange Commission pursuant to which the Issuer will either offer to exchange the Notes for substantially similar registered notes or register the resale of the Notes. This press release does not and will not constitute an offer to sell any of the Notes or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements regarding the Issuer’s intention to issue the Notes and its intended use of the net proceeds. These forward-looking statements may be affected by risks and uncertainties in ILG's business and market conditions. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in ILG's Securities and Exchange Commission filings, including ILG's report on Form 10-K filed with the Securities and Exchange Commission. ILG wishes to caution readers that certain important factors may have affected and could in the future affect ILG's actual results and could cause ILG's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of ILG, including the risk that the offering of the Notes may not be successfully completed. ILG undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Jennifer Klein

Investor Relations

Jennifer.Klein@iilg.com

305-925-7302